EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Fourth Quarter and 2004 Results

     CONCORD, NEW HAMPSHIRE, February 24, 2005 . . . Rock of Ages Corporation (NASDAQ/NMS:ROAC) today announced financial results for the fourth quarter and 2004, provided an update on progress in the implementation of the company's new retail strategy, and announced a 25% increase in the quarterly cash dividend.

Fourth Quarter Results

    For the three months ended December 31, 2004, net revenue decreased to $22,942,000 from $25,592,000 for the fourth quarter of 2003. The net loss for the fourth quarter of 2004 was $77,000, or $0.01 per share, compared to net income of $4,064,000, or $0.56 per diluted share, for the fourth quarter of 2003. Results for the fourth quarter of 2004 included a $260,000 severance charge and approximately $500,000 in additional expenses for the previously announced change from commission to salary-based compensation in the Company's Retail division, and a charge of $400,000 for impairment of a note receivable.

2004 Results

    For the twelve months ended December 31, 2004, net revenue increased 2.6% to $86,594,000 from $84,417,000 for 2003. The net loss for 2004 was $3,221,000, or $0.44 per diluted share, which included a net loss from discontinued operations of $0.01 per share. This compares to net income for 2003 of $1,447,000, or $0.20 per diluted share, which included net income of $0.05 per diluted share from discontinued operations. Results for 2004 included the severance and additional compensation expenses mentioned above, as well as pre-tax settlement costs for the Eurimex litigation of $6,500,000 and the $400,000 charge for impairment of a note receivable. Results for 2003 included pre-tax Eurimex legal costs of $2,441,000.

    At December 31, 2004, cash and equivalents amounted to $4,298,000, and shareholders' equity was $60,186,000, or $8.14 per outstanding share.

Non-GAAP Financial Measures

    Management believes that the expenses associated with the Eurimex litigation and the impairment of a note receivable are unusual, and that income excluding those expenses provides a better measure of Rock of Ages' operating performance for the fourth quarter and 2004. Excluding these items, income for 2004 was $2,112,000, or $0.28 per diluted share. For 2003, income excluding the Eurimex expenses was $3,341,000, or $0.46 per diluted share. The following table reconciles net income (loss) to income excluding the expenses associated with the Eurimex lawsuit:

	Three Months Ended		Year Ended
	December 31,		December 31,

($ In Thousands Except per Share Amounts)	2004	2003	2004	2003

Net income (loss)	$(77)	$4,064	$(3,221)	$1,447
Impairment of note receivable, net of taxes	289	—	289	—
Eurimex expenses, net of taxes	—	—	5,044	1,894

Income excluding above charges	$212	$4,064	$2,112	$3,341

Per Share - Diluted
Net income (loss)	$(0.01)	$0.56	$(0.44)	$0.20
Eurimex and note impairment charges, net of taxes	0.04	—	0.72	0.26

Net income excluding above charges	$0.03	$0.56	$0.28	$0.46

Operations Review

     "Revenue in our Quarrying division increased to $29,927,000 for 2004 from $28,381,000 for 2003, and operating income rose 9.3% to a record $8,771,000. Manufacturing division revenue also increased, to $20,865,000 for 2004 from $20,373,000 for 2003, although operating income declined as we increased staffing to support the growth we expect in this division going forward. Operating income in the Manufacturing division also was adversely affected by the fact that more than $600,000 of fully completed private mausoleums we expected to ship during the quarter could

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Rock of Ages Reports Fourth Quarter and 2004 Results
February 24, 2005
Page Two

not be shipped because of third-party delays in the installation of necessary foundations. We expect to ship these mausoleums this year. Demand for our granites and memorials remains strong, so we are optimistic about the outlook for our quarrying and manufacturing operations in 2005," said Chairman and CEO Kurt Swenson.

    "As we have previously discussed, the primary focus in our Retail division is to implement systems and procedures that will position the business for sustained growth in sales and improved operating margin in the years ahead. Our retail operations have been energized under the leadership of Rick Wrabel, President of our Memorials division, which includes our retail and manufacturing segments. Since joining Rock of Ages last May, Rick has developed an aggressive implementation schedule to enhance our marketing efforts, improve and simplify our branding program, and expand our retail distribution network beyond our traditional retail store-front model to include funeral homes and cemeteries selling our memorials directly or referring their customers to our local outlets. He also has assembled the management team required to implement this objective successfully.

   "We already have entered into agreements with 102 funeral homes and cemeteries since the retail program was rolled out in October 2004, which, based on our estimates, should project to approximately $2 million in additional revenue annually. In addition, we have opened an owned retail memorial sales office on the grounds of the Crown Hill Cemetery in Indianapolis, Indiana at their request. We expect this approach will be of interest to a number of the larger cemeteries around the country that wish to offer their customers the option of purchasing Rock of Ages-branded memorials sold by our professional memorial sales counselors.

    "Our new retail compensation plan is a crucial element of our strategy. By providing appropriate monetary incentives for our sales staff to expand distribution through partners in their regions, the new compensation system will play an important role in our program to expand our distribution capabilities. We plan to support our growing distribution capability with a new print program that will be launched in the second half of this year. We expect to see the benefits of this greatly improved execution by our Retail division beginning in 2005," Swenson said.

Cash Dividend Increased

    The Company also announced that its Board of Directors has declared a 25% increase in the quarterly cash dividend, to $0.025 per share. The new, higher dividend will be payable on March 15, 2005 to shareholders of record on February 21, 2005.

Management Succession

    Jon Gregory, 56, President of the Quarry division, has advised the Company that he will be retiring as of March 31, 2006 for health reasons. The Company designated Chief Financial Officer Douglas Goldsmith, 35, to assume Mr. Gregory's responsibilities as President and Chief Operating Officer of its quarry operations on December 31, 2005. Rock of Ages has retained Spencer Stuart to assist in the search for a new Chief Financial Officer. Further details will be announced when the new CFO is hired.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. ET. A live Webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available at these same Internet addresses, or at (800) 633-8284, reservation #21231468.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute our strategy to expand our business through acquisitions, opening new stores, maintaining our relationships with independent retailers, and forming and maintaining relationships with other death care professionals; changes in demand for the Company's product; product mix; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2004. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

Net revenue
Quarrying	$7,889	$9,656	$29,927	$28,381
Manufacturing	4,982	5,394	20,865	20,373
Retailing	10,071	10,542	35,802	35,663

Total net revenue	22,942	25,592	86,594	84,417

Gross profit:
Quarrying	3,415	5,157	12,327	11,178
Manufacturing	1,137	1,568	5,572	5,774
Retailing	5,770	6,247	20,354	20,388

Total gross profit	10,322	12,972	38,253	37,340

Selling, general and administrative expenses
Quarrying	985	891	3,556	3,155
Manufacturing	1,290	1,027	4,002	3,674
Retailing	6,368	5,503	21,828	21,100

Total SG&A expenses	8,643	7,421	29,386	27,929

Divisional operating income (loss)
Quarrying	2,430	4,266	8,771	8,023
Manufacturing	(153)	541	1,570	2,100
Retailing	(598)	744	(1,474)	(712)

Divisional operating income	1,679	5,551	8,867	9,411

Unallocated corporate overhead	1,129	998	5,087	4,692
Impairment of Note Receivable	400	—	400	—
Legal settlement and costs	—	—	6,500	2,441

Income (loss) from continuing operations before interest and income taxes	150	4,553	(3,120)	2,278

Foreign exchange (gain) loss	36	77	68	120

Interest expense	367	150	822	471

Income (loss) from continuing operations before taxes	(253)	4,326	(4,010)	1,687

Income tax expense (benefit)	(179)	739	(854)	578

Income (loss) from continuing operations	(74)	3,587	(3,156)	1,109

Discontinued operations, net of income taxes	(3)	477	(65)	338

Net Income (loss)	$(77)	$4,064	$(3,221)	$1,447

Per share information:
Net Income (loss) per share — basic
Income (loss) from continuing operations	$(0.01)	$0.50	$(0.43)	$0.15
Discontinued operations	0.00	0.07	(0.01)	0.05

Net Income (loss) per share ‑ basic	$(0.01)	$0.57	$(0.44)	$0.20

Net Income (loss) per share ‑diluted
Income (loss) from continuing operations	$(0.01)	$0.50	$(0.43)	$0.15
Discontinued operations	0.00	0.06	(0.01)	0.05

Net Income (loss) per share — diluted	$(0.01)	$0.56	$(0.44)	$0.20

Weighted average number of common shares outstanding:
Basic	7,395	7,188	7,318	7,182

Diluted	7,395	7,210	7,318	7,219

ROCK OF AGES CORPORATION
COMPARATIVE BALANCE SHEET
(US $ IN THOUSANDS) (Unaudited)

		December 31,
		2004	2003

ASSETS
CURRENT ASSETS
Cash & Cash Equivalents		$4,298	$3,227
Trade Receivables, net		15,017	15,587
Inventories		23,858	21,152
Other Current Assets		5,501	10,261
Assets of Discontinued Operations ‑ Held for sale		—	817

TOTAL CURRENT ASSETS		48,674	51,044

OTHER ASSETS
C.S.V. Life Insurance		743	728
Goodwill		163	—
Other Intangibles		388	438
Deferred Tax Assets ‑ Long Term		6,740	5,236
Intangible Pension Asset		739	904
Long—term Investments		4,112	501
Other		888	1,115

TOTAL OTHER ASSETS		13,773	8,922

FIXED ASSETS
Property and Equipment		76,289	69,657
Less Accumulated Depreciation		30,159	27,162

NET FIXED ASSETS		46,130	42,495

TOTAL ASSETS	$;	108,577	$102,461

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Borrowings under Line of Credit		$7,287	$4,751
Current Portion LTD		36	38
Current Installments of Deferred Compensation		372	327
Accounts Payable		2,433	1,651
Accrued Expenses		4,234	4,312
Customer Deposits		8,173	7,104
Liabilities of Discontinued Operations		—	17

TOTAL CURRENT LIABILITIES		22,535	18,200

Long—Term Debt, Excluding Current Portion		16,289	12,794
Deferred Compensation		6,620	5,999
Accrued Pension Cost		1,993	1,491
Deferred Tax Liability		30	107
Other Liabilities		924	901

TOTAL LIABILITIES		48,391	39,492

STOCKHOLDERS' EQUITY
Common Stock		74	72
Additional Paid In Capital		66,267	65,878
Accumulated Deficit		(5,288)	(2,067)
Other Comprehensive Loss		(867)	(914)

TOTAL EQUITY		60,186	62,969

TOTAL LIABILITIES & EQUITY		$108,577	$102,461